Execution Version

PURCHASE AND SALE AGREEMENT BY AND BETWEEN
BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC AS SELLER
AND

SANDRIDGE ENERGY OFFSHORE, LLC AS PURCHASER
Dated as of March 13,2014

Execution Version

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE			1
Section	1.1	Purchase and Sale	1
Section	1.2	Assets	1
Section	1.3	Excluded Assets	3
Section	1.4	Effective Time; Proration of Costs and Revenues	5
Section	1.5	Delivery of Records	6
ARTICLE 2 PURCHASE PRICE			6
Section	2.1	Purchase Price	6
Section	2.2	Allocation of Purchase Price	6
Section	2.3	Intentionally Omitted	7
Section	2.4	Intentionally Omitted	7
Section	2.5	Allocation of Purchase Price	7
ARTICLE 3 TITLE MATTERS			7
Section	3.1	Seller's Title	7
Section	3.2	Definition of Defensible Title	7
Section	3.3	Definition of Permitted Encumbrances	9
Section	3.4	Notice of Title Defect Adjustments	11
Section	3.5	Casualty or Condemnation Loss	15
Section	3.6	Limitations on Title Defects	16
Section	3.7	Limitations on Applicability	16
ARTICLE 4 ENVIRONMENTAL MATTERS			18
Section	4.1	Assessment.	18
Section	4.2	NORM, Wastes and Other Substances	20
Section	4.3	Environmental Defects	20
Section	4.4	Intentionally Omitted	21
Section	4.5	Exclusive Remedy	21
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER			21
Section	5.1	Generally	21
Section	5.2	Existence and Qualification	21
Section	5.3	Power.	21
Section	5.4	Authorization and Enforceability	21
Section	5.5	No Conflicts	21
Section	5.6	Liability for Brokers' Fees	21
Section	5.7	Litigation	21
Section	5.8	Taxes and Assessments	21

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Section	5.9	Condemnation	21
Section	5.10	Contracts	21
Section	5.11	Payments for Hydrocarbon Production	21
Section	5.12	Governmental Authorizations	21
Section	5.13	Outstanding Capital Commitments	21
Section	5.14	Imbalances	21
Section	5.15	Bankruptcy	21
Section	5.16	Affiliated Contracts	21
Section	5.17	Foreign Person	21
Section	5.18	Preference Rights	21
Section	5.19	Transfer Requirements and Other Consents	21
Section	5.20	No Violation of Laws	21
Section	5.21	Environmental.	21
Section	5.22	Suspended Funds	21
Section	5.23	Non-Consent Operations	21
Section	5.24	BOEM or BSEE Incidents of Non-Compliance and Suspensions	21
Section	5.25	Casualty Losses	21
Section	5.26	Third Party Beneficiary	21
Section	5.27	Condition of Personal Property	21
Section	5.28	Bonds, Letters of Credit, Escrows, Guarantees and Other Securities	21
Section	5.29	Idle Iron	21
Section	5.30	Seller's Insurance Coverage	21
Section	5.31	Seller's Existing Mortgages and Liens	21
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER			21
Section	6.1	Existence and Qualification	21
Section	6.2	Power.	21
Section	6.3	Authorization and Enforceability	21
Section	6.4	No Conflicts	21
Section	6.5	Liability for Brokers' Fees	21
Section	6.6	Litigation	21
Section	6.7	Financing	21
Section	6.8	Limitation	21
Section	6.9	SEC Disclosure	21
Section	6.10	Bankruptcy	21
Section	6.11	Qualification	21
Section	6.12	Consents	21
Section	6.13	Independent Evaluation	21

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Section	6.14	NORM, Wastes and Other Substances	21
ARTICLE 7 COVENANTS OF THE PARTIE			21
Section	7.1	HSR Act	21
Section	7.2	Government Reviews	21
Section	7.3	Breaches	21
Section	7.4	Letters-in-Lieu; Assignments; Operatorship	21
Section	7.5	Public Announcements	21
Section	7.6	Operation of Business	21
Section	7.7	Preference Rights and Transfer Requirements	21
Section	7.8	Tax Matters	21
Section	7.9	Further Assurances	21
Section	7.10	Inentionally Omitted	21
Section	7.11	No Solicitation of Transactions	21
Section	7.12	Record Retention	21
Section	7.13	Bonds, Letters of Credit and Guarantees	21
Section	7.14	Cure of Misrepresentations	21
Section	7.15	Cooperation with Respect to Seller Retained Litigation, Etc	21
Section	7.16	Plugging, Abandonment, Decommissioning and Other Costs	21
ARTICLE 8 CONDITIONS TO CLOSING			21
Section	8.1	Conditions of Seller to Closing	21
Section	8.2	Conditions of Purchaser to Closing	21
ARTICLE 9 CLOSING			21
Section	9.1	Time and Place of Closing	21
Section	9.2	Obligations of Seller at Closing	21
Section	9.3	Obligations of Purchaser at Closing	21
Section	9.4	Closing Payment.	21
ARTICLE 10 TERMINATION			21
Section	10.1	Termination	21
Section	10.2	Effect of Termination	21
Section	10.3	Intentionally Omitted	21
ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS			21
Section	11.1	Assumed Seller Obligations	21
Section	11.2	Survival.	21
Section	11.3	Indemnification by Seller.	21
Section	11.4	Indemnification by Purchaser	21
Section	11.5	Indemnification Proceedings	21

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Section	11.6	Limitations on Indemnities	21
Section	11.7	Release	21
Section	11.8	Disclaimers	21
Section	11.9	Waiver of Trade Practices Acts	21
Section	11.10	Redhibition Waiver.	21
Section	11.11	Recording	21
Section	11.12	Non-Compensatory Damages	21
Section	11.13	Disclaimer of Application of Anti-Indemnity Statutes	21
ARTICLE 12 MISCELLANEOUS			21
Section	12.1	Counterparts	21
Section	12.2	Notices	21
Section	12.3	Sales or Use Tax Recording Fees and Similar Taxes and Fees	21
Section	12.4	Expenses	21
Section	12.5	Change of Name	21
Section	12.6	Governing Law and Venue	21
Section	12.7	Captions	21
Section	12.8	Waivers	21
Section	12.9	Assignment.	21
Section	12.10	Entire Agreement.	21
Section	12.11	Amendment.	21
Section	12.12	No Third-Party Beneficiaries	21
Section	12.13	References	21
Section	12.14	Construction	21
Section	12.15	Conspicuousness	21
Section	12.16	Severability	21
Section	12.17	Time of Essence	21
Section	12.18	Limitation on Damages	21
Section	12.19	Financial Reporting	21

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EXHIBITS

Exhibit	A	Leases
Exhibit	A-I	Wells and Units
Exhibit	A-2	Pipelines
Exhibit	A-3	Easements
Exhibit	A-4	Equipment
Exhibit	A-5	Contracts
Exhibit	B	Form of Assignment, Conveyance and Bill of Sale
Exhibit	B-1	Form of Assignment of Record Title to Oil and Gas Leases
Exhibit	B-2	Form of Assignment of Oil and Gas Lease Operating Rights
Exhibit	B-3	Form of Assignment of Rights of Way
Exhibit	C	Form of Title Indemnity Agreement
Exhibit	D	Form of Escrow Agreement

SCHEDULES

Schedule	1.2(k)	Geological Data
Schedule	1.3(h)	Excluded Contracts
Schedule	2.2	Allocated Values
Schedule	3.3(n)	Permitted Encumbrances
Schedule	5.7	Litigation
Schedule	5.8	Taxes and Assessments
Schedule	5.10	Contracts
Schedule	5.11	Hydrocarbon Production Payments
Schedule	5.12	Governmental Authorizations
Schedule	5.13	Outstanding Capital Commitments
Schedule	5.14	Imbalances
Schedule	5.20	Violation of Laws
Schedule	5.21	Environmental
Schedule	5.22	Suspended Funds
Schedule	5.23	Non-Consent Operations
Schedule	5.24	BOEM or BSEE Incidents of Non-Compliance and Suspensions
Schedule	5.27	Condition of Personal Property
Schedule	5.28	Bonds, Letters of Credit, Escrows, Guarantees and Other Securities
Schedule	5.29	Copy of Idle Iron Documentation
Schedule	5.31	Seller's Existing Mortgages and Liens
Schedule	7.6	Operation of Business
Schedule	7.7	Preference Rights and Transfer Requirements

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Schedule 12.20 Additional Liens

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DEFINITIONS

"Actual knowledge" has the meaning set forth in Section 5.I(a). "AFE" means authority for expenditure.
"Affected Well" has the meaning set forth in Section 3.4(g)(v).

"Affiliates" with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

"Agreement" means this Purchase and Sale Agreement. "Allocated Value" has the meaning set forth in Section 2.2. "Assessment" has the meaning set forth in Section 4.1(b). "Assets" has the meaning set forth in Section 1.2.
"Assumed Seller Obligations" has the meaning set forth in Section 11.1(a).

"BOEM" means the Bureau of Ocean Energy Management of the United States Department of the Interior.

"BSEE" means the Bureau of Safety and Environmental Enforcement of the United States
Department of the Interior.
"Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays. "Claim" or "Claims" means any demand, claim or notice sent or given by a Person to another
Person in which the former asserts that it has suffered a Loss or has become party to a
Proceeding that is the responsibility of the latter Person.
"Claim Notice" has the meaning set forth in Section 11.2(b). "Closing" has the meaning set forth in Section 9.1.
"Closing Date" has the meaning set forth in Section 9.1.
"Code" means the Internal Revenue Code of 1986, as amended. "Contracts" has the meaning set forth in Section 1.2(d). "Conveyance" has the meaning set forth in Section 3.1(b).
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"Cure Period" has the meaning set forth in Section 3.4(c).
"Customary Post-Closing Consents" means the consents and approvals for the assigmnent of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.
"Defective Support Property" has the meaning set forth in Section 3.4(g)(v)
"Defensible Title" has the meaning set forth in Section 3.2.
"DOJ" means the Department of Justice.
"DTP A" has the meaning set forth in Section 11.9.
"Earned" has the meaning set for in Section 1.4(b). "Easements" has the meaning set forth in Section 1.2(e). "Effective Time" has the meaning set forth in Section 1.4(a).
"Environmental Claim Date" has the meaning set forth in Section 4.3. "Environmental Defect" has the meaning set forth in Section 4.3. "Environmental Defect Amount" has the meaning set forth in Section 4.3. "Environmental Defect Deductible" has the meaning set forth in Section4.3.
"Environmental Defect Notice" has the meaning set forth in Section 4.3.

"Environmental Laws" means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. ("ReRA"); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.c. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300fthrough 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term

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"Environmental Laws" includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.
"Environmental Liabilities" means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees, and other liabilities Incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time; provided, however, notwithstanding the foregoing, Purchaser's liability or responsibility for any penalties or fines shall be limited to matters attributable to the ownership or operation of the Assets on or after the Effective Time.
"Equipment" has the meaning set forth in Section 1.2(f). "Excluded Assets" has the meaning set forth in Section 1.3.
"Excluded Contracts" means those contracts described on Schedule 1.3(h). "Excluded Seller Obligations" has the meaning set forth in Section 11.1(a).
"Existing Mortgages and Liens" means those certain mortgages and deeds of trust described on Schedule 5.31 together with related financing statements, and all liens, claims and encumbrances (other than Permitted Encumbrances) filed of record with respect to the Assets, including, without limitation, the liens described on Schedule 5.31.
"Existing Mortgagees" means the mortgagees, trustees, and deed of trust beneficiaries holding the Existing Mortgages and Liens.
"Fieldwood" means Fieldwood Energy LLC. "FTC" shall mean the Federal Trade Commission.
"Fundamental Representations" has the meaning set forth in Section 11.2(a).

"Geologic Data" means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event
Purchaser agrees to pay such additional consideration).

Execution Version

"Governmental Authorizations" has the meaning set forth in Section 5.12.

"Governmental Body" or "Governmental Bodies" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

"Hazardous Materials" or "Hazardous Substances" means (i) any "hazardous substance," as defined by CERCLA, (ii) any "hazardous waste" or "solid waste," in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.c. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Hydrocarbons" means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

"Imbalance" or "Imbalances" means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

"INC" means an incident of non-compliance issued by the BOEM or BSEE. "Included Geological Data" has the meaning set forth in Section 1.2(k). "Incurred" has the meaning set forth in Section 1.4(b).
"Indemnified Party" has the meaning set forth in Section 11.5(a) "Indemnified Person" has the meaning set forth in Section 11.5(a). "Indemnifying Party" has the meaning set forth in Section 11.5(a). "Indemnity Agreement" has the meaning set forth in Section 3.4( d)(ii).

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"Indemnity Deductible" has the meaning set forth in Section 1l.6(b). "Independent Expert" has the meaning set forth in Section 4.3.
"Individual Benefit Threshold" has the meaning set forth in Section 3.4(j). "Individual Environmental Threshold" has the meaning set forth in Section 4.3. "Individual Title Threshold" has the meaning set forth in Section 3.4(j).
"Lands" has the meaning set forth in Section 1.2(a).

"Laws" means all statutes, laws, rules, regulations, ordinances, orders, court decisions, and codes of Governmental Bodies.

"Leases" has the meaning set forth in Section 1.2(a).

"Losses" means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses Incurred in investigating and preparing for or in connection with any Proceeding).

"Lowest Cost Response" means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

"Material Adverse Effect" means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that "Material Adverse Effect" shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies. The Parties hereby agree that any effect which adversely impacts the ownership, operation or value of the Assets in an amount (such amount to be determined after discounting the present value of any such effects on a PV 10 basis) equal to or greater than $500,000.00 shall constitute a Material Adverse Effect for purposes of this definition (unless otherwise specifically excluded in subclauses (i) through (iv) above), and any effect less than $500,000.00 (as determined above) shall not constitute a Material Adverse Effect for purposes of this definition.
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"Material Environmental Defect" means an uncured Environmental Defect that exceeds the
Individual Environmental Threshold.

"Material Indemnification Matter" has the meaning set forth in Section 11.6(b).
"Material Title Benefit" means a Title Benefit that exceeds the Individual Benefit Threshold. "Material Title Defect" means an uncured Title Defect that exceeds the Individual Title
Threshold.

"Net Revenue Interest" has the meaning set forth in Section 3.2(a).

"Net Title Benefit Amount" has the meaning set forth in Section 3.4(e). "Net Title Defect Amount" has the meaning set forth in Section 3.4(d)(i). "NORM" means naturally occurring radioactive material.
"Notice Period" has the meaning set forth in Section 1l.5(a). "P&A Obligations" has the meaning set forth in Section 7.16. "Party" means either Seller or Purchaser.
"Parties" means Seller and Purchaser.

"Permitted Encumbrances" has the meaning set forth in Section 3.3.

"Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
"Personal Property" has the meaning set forth in Section 1.2(g). "Pipelines" has the meaning set forth in Section 1.2(g).
"Preference Property" has the meaning set forth in Section 7.7(b).

"Preference Right" means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
"Proceeding" has the meaning set forth in Section 5.7. "Properties" has the meaning set forth in Section 1.2(c). "Property Costs" has the meaning set forth in Section 1.4(b).

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"Purchase Price" has the meaning set forth in Section 2.1. "Purchaser" has the meaning set forth in the preamble hereto.
"Purchaser Indemnified Persons" has the meaning set forth in Section 11.3. "Purchaser's Representatives" has the meaning set forth in Section 4.1(a). "Records" has the meaning set forth in Section 1.2(j).

"REGARDLESS OF FAULT" means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS, THE PURCHASER INDEMNIFIED PERSONS, OR ANY OTHER PERSON OR ENTITY; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER'S PROPERTY OR SELLER'S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), OR PROPERTY OF ANY OTHER PERSON OR ENTITY; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, OR ANY OTHER PERSON OR ENTITY.

"Retained Asset" has the meaning set forth in Section 7.7(c).

"Seller Indemnified Persons" has the meaning set forth in Section 11.4.

"Seller Operated Properties" means those certain Properties operated by Seller or its Affiliates. "Subject Properties" has the meaning set forth in Section 1.2(d).
"Tax Returns" means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any Governmental Body with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.

"Taxes" means all state and local sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital or transfer taxes or other governmental fees or charges imposed by any Taxing Authority on the Properties, the transfer of the Properties, or the production of Hydrocarbons from the Properties, including any interest, penalties or additional amounts which

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may be imposed with respect thereto. "Taxes" does not include any tax imposed on or measured by income.

"Taxing Authority" means, with respect to any Tax, the Governmental Body that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar Taxes or premiums
"Termination Date" has the meaning set forth in Section lO.l(b)(i). "Third Party Claim" has the meaning set forth in Section 11.S(a). "Title Arbitrator" has the meaning set forth in Section 3.4(i).
"Title Benefit" has the meaning set forth in Section 3.2(d).
"Title Benefit Amount" has the meaning set forth in Section 3.4(b). "Title Benefit Deductible" has the meaning set forth in Section 3.4(j). "Title Benefit Notice" has the meaning set forth in Section 3.4(b). "Title Claim Date" has the meaning set forth in Section 3.4(a).
"Title Defect" has the meaning set forth in Section 3.2(d).
"Title Defect Amounts" has the meaning set forth in Section 3.4(d)(i). "Title Defect Deductible" has the meaning set forth in Section 3.4(j). "Title Defect Notice" has the meaning set forth in Section 3.4(a).
"Title Defect Property" has the meaning set forth in Section 3.4(a).

"Transfer Requirement" means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that "Transfer Requirement" shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
"Transfer Taxes" has the meaning set forth in Section 12.3. "Units" has the meaning set forth in Section 1.2(c). "UTPCPL" has the meaning set forth in Section 11.9.

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"Wells" has the meaning set forth in Section 1.2(b).

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") dated as of March 13, 2014, is executed by and between Black Elk Energy Offshore Operations, LLC, a Texas limited liability company ("Seller"), and SandRidge Energy Offshore, LLC, a Delaware limited liability company ("Purchaser").

RECITALS

A. Seller owns various oil and gas properties, either of record or beneficially, more fully described in this Agreement and the exhibits hereto.

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions Section hereof or elsewhere in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE
Section 1.1 Purchase and Sale.
At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets (including, without limitation the Assumed Seller Obligations).

Section 1.2 Assets.

As used herein, the term "Assets" means, subject to the terms and conditions of this Agreement, all of Seller's right, obligation, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; contractual rights; and other properties and interests described on Exhibit A (collectively, the "Leases"), and all other mineral rights or interests in or affecting the Leases, even if not described or referenced on Exhibit A, together with each and every kind and character of right, title, claim, and interest that Seller has in and to

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the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (collectively, the "Lands");

(b) All oil, gas, water, disposal or injection wells shown on Exhibit A-I whether producing, shut-in, temporarily abandoned, or permanently abandoned, and any other oil, gas, water, disposal or injections wells located on or associated with the Lands, even if not shown on Exhibit A-I, whether producing, shut-in, temporarily abandoned, or permanently abandoned (collectively, the "Wells");

(c) All pools and units shown on Exhibit A-I (even to the extent not located on the Lands or including any of Wells), and all pools and units which include any Lands or all or a part of any Leases or include any Wells, even if not shown on Exhibit A-I (the "Units"; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the "Properties"), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d) All contracts, agreements, and instruments by which the Properties, Equipment, Pipelines, Records, and Included Geologic Data (collectively, the "Subject Properties") are bound, or that relate to or are otherwise applicable to the Subject Properties, only to the extent such contracts are valid and existing and applicable to the Subject Properties rather than Seller's other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Exhibit A-5 (collectively, the "Contracts"), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that "Contracts" shall not include the instruments constituting the Leases or Easements;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and all contracts, agreements, and instruments by which they are bound (collectively, the "Easements") appurtenant to, and used or held for use in connection with the Properties (including those identified on Exhibit A-3, but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All platforms, equipment, machinery, fixtures and other tangible personal property and improvements set forth on Exhibit A-4 and all other platforms, equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used, or held for use, primarily in connection with the operation of the Properties (collectively, "Equipment");

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(g) All flow lines, pipelines, gathering systems and appurtenances thereto set forth on Exhibit A-2 and all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (collectively, "Pipelines" and, together with the Equipment and Wells, "Personal Property");

(h) All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time;

(i) All Imbalances;

(j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; environmental surveys, inspections, assessments, and reports; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; reserve studies and evaluations, to the extent delivered to Purchaser prior to the date hereof; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller's or any of its Affiliates' legal counsel (other than title opinions), (iv) reserve studies and evaluations other than any that have been delivered to Purchaser prior to the date hereof, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the "Records"); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k) All Geological Data specifically listed on Schedule 1.2(k) (collectively, "Included
Geological Data"); and

(1) All computers, software (provided it is transferable), specialty tools, SCADA systems, peripherals, radio and telephone equipment to the extent the same are necessary to operate the Properties or Equipment.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the "Excluded Assets"):

(a) all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller's business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5;

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(b) all reserve estimates and economic estimates other than those delivered to Purchaser on or before the date hereof, and, to the extent excluded from Section 1.2(j) or included on Schedule 1.2(k), all logs, interpretive data, technical evaluations and technical outputs;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or
Seller's predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller's area-wide bonds supplemental bonds, bonds delivered by Seller to any third person in connection with acquisition of any properties, all escrow agreements and escrow funds established by Seller in connection with acquisition of any properties, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller's business;

(e) Intentionally Omitted;

(f) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time;

(h) any agreements excluded from the definition of "Contracts" in Section 1.2(d) or identified on Schedule 1.3(h);

(i) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(j)    any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k) except to the extent used in the operation of any of the Personal Property, all personal computers and associated peripherals and all radio and telephone equipment;

(1) all proprietary and other computer software;

(m) all documents and instruments of Seller that may be protected by an attorney-client privilege;

(n) except to the extent specifically provided in Section 1.2(k), all Geologic Data; (0) all offices and office leases;
(p) any personal property that is not directly related to the Assets; and

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(q) the Excluded Contracts.

Seller and Purchaser recognize that the Excluded Assets may include automation equipment or telemetry equipment that is critical to the operation of some of the Assets. Seller and Purchaser recognize that it is not the intention hereof to damage the value of Assets through the exclusion of such equipment and in the event of the existence of the essential equipment, the Parties will enter into an agreement, for no additional consideration, that will preserve the value of such Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser, at the Closing, but effective as of 7:00 A.M., local time, on March 1, 2014 (the "Effective Time"), as described below.

(b) "Earned" and "Incurred", as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. "Property Costs" means all third-party costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, royalties and overriding royalties payable on account of production from the Assets, and ad valorem, property, severance, Hydrocarbon production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding taxes imposed on or measured by income and any other taxes) and capital expenditures Incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, by unaffiliated third parties, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, (iii) obligations to dismantle, abandon and salvage platforms, pipelines, facilities, and other equipment (iv) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11 or elsewhere in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, however, Purchaser shall have no liability or responsibility for Property Costs attributable to Seller's bonding or surety obligations or with respect to the cost of any windstorm insurance premiums Incurred by Seller. Determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Leases, Lands, Units, and Wells when they pass through the liquid sales and/or royalty meters, and (ii) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Leases, Lands, Units,

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and Wells when they pass through the gas sales meters on the pipelines through which they are transported. Seller shall provide to Purchaser, prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the Hydrocarbon production revenues, Property Costs and other expenses relating to pre and post-Effective Time periods. Ad valorem and property taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.

Section 1.5 Delivery of Records.

Seller, at Seller's and Purchaser's joint cost and expense, shall deliver the Records to Purchaser within thirty (30) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(j), Purchaser shall be entitled to all original Records maintained by Seller. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for its own account.

ARTICLE 2
PURCHASE PRICE
Section 2.1 Purchase Price.
The purchase price for the Assets (the "Purchase Price") shall be Fifty Million Dollars ($50,000,000.00), payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.

Section 2.2 Allocation of Purchase Price.

Schedule 2.2 contains the Allocated Value of the Assets. For the purposes hereof, the "Allocated Value" of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular field, or portions thereof, as listed in Schedule 2.2. The allocations may be relied upon for all purposes hereunder, including all of the following:

(a) As the basis for determination of Title Benefit Amounts and Title Defect Amounts and for determination of casualty and condemnation amounts and to notify holders of preferential rights of Purchaser's offer; and

(b) As otherwise provided in this Agreement.

In the event any Claims, excluding any Claims by a Governmental Body, are brought against Seller Indemnified Persons arising from or under or attributable or relating to the allocations as contained in Schedule 2.2, Purchaser shall indemnify and defend Seller Indemnified Persons from and against any such Claims.

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Section 2.3 Intentionally Omitted. Section 2.4 Intentionally Omitted. Section 2.5 Allocation of Purchase Price.
Purchaser has prepared and delivered to Seller the Allocated Values, consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder. Purchaser and Seller shall use the Allocated Values as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, if required, or any similar statement of such allocation that may be required.

ARTICLE 3
TITLE MATTERS

Section 3.1 Seller's Title.

(a) Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser's right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller's title to any of the Assets, and Purchaser hereby acknowledges and agrees that the sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 3.4(d) and (ii) after Closing, shall be pursuant to the special warranty oftitle referenced in Section 3.1(b).

(b) The conveyance covering the Assets to be delivered by Seller to Purchaser shall be substantially in the forms of Exhibit B, Exhibit B-1, Exhibit B-2, and Exhibit B-3 (each, a "Conveyance"). Each Conveyance shall contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, but not otherwise, to the Leases, Units and Wells shown on Exhibit A and Exhibit A-I, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise. Purchaser's protection under Seller's special warranty oftitle in the Conveyance shall be limited to the Allocated Values as set forth on Schedule 2.2.

(c) Purchaser shall not be entitled to protection under Seller's special warranty of title in the Conveyance against any Title Defect reported by Purchaser under Section 3.4(a) and/or any Title Defect, actually known by Purchaser or any of its Affiliates prior to the Title Claim Date, other than the Existing Mortgages and Liens.

Section 3.2 Definition of Defensible Title.

As used in this Agreement, the term "Defensible Title" means the title of Seller with respect to the Leases, Units and Wells shown in Exhibit A and Exhibit A-I that, except for and subject to Permitted Encumbrances:

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(a) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Leases, Unit or Well shown in Exhibit A and Exhibit A-1 throughout the duration of the productive life of such Lease, Unit or Well (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a "Net Revenue Interest"), of not less than the Net Revenue Interest shown in Exhibit A and Exhibit A-1 for such Lease, Unit or Well, except (solely to the extent that such actions do not cause a breach of Seller's covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, decreases in connection with any payouts of non consent penalties as reflected in Exhibit A and Exhibit A-1, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, all as reflected on Schedule 5.14 and except as stated in such Exhibit A and Exhibit A-1;

(b) Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Lease, Unit or Well shown in Exhibit A and Exhibit A-1 not greater than the "working interest" shown in Exhibit A and Exhibit A-1 for such Lease, Unit or Well without increase throughout the productive life of such Lease, Unit or Well, except as stated in Exhibit A and Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller;s Net Revenue Interest; and

(c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects (other than Permitted Encumbrances).

(d) As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Leases, Units and Wells shown on Exhibit A and Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term "Title Benefit" shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Lease, Unit or Well shown on Exhibit A and Exhibit A-1, without causing a greater than proportionate increase in Seller's working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)	defects based solely on (1) lack of information in Seller's files, or (2) references to a document(s) if such document(s) is not in Seller's files;

(ii) defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another Person's superior claim of title to the relevant Asset;

(iii) defects based on failure to record Leases issued by any state or federal
Governmental Body, or any assignments of such Leases, in the real property,

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conveyance or other records of the county or parish in which such Property is located;

(iv) defects based on a gap in Seller's chain of title in the county or parish records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain (which documents shall be included in a Title Defect Notice);

(v) defects that have been cured by applicable Laws of limitation or prescription;

(vi)	defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws; and

(vii) the Existing Mortgages and Liens to the extent released with respect to the Assets at Closing or for which amounts have been placed in Escrow pursuant to Section
12.20.

Section 3.3 Definition of Permitted Encumbrances.
As used herein, the term "Permitted Encumbrances" means any or all of the following: (a) Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller's Net Revenue Interest below that shown in Exhibit A and Exhibit A-l or increase Seller's working interest above that shown in Exhibit A and Exhibit A-I without a proportionate increase in the Net Revenue Interest;

(b) All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibit A and Exhibit A-I or increase Seller's working interest above that shown in Exhibit A and Exhibit A-I without a proportionate increase in the Net Revenue Interest;

(c) Preference Rights applicable to this transaction as set forth in Schedule 7.7;
(d) Transfer Requirements applicable to this transaction as set forth in Schedule 7.7; (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(f) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), excluding, however, any liens or charges identified on Schedule 5.31

(g) All rights to consent by, required notices to, filings with, or other actions by
Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein

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pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h) Rights of reassignment arising upon final intention to abandon or release the Assets, or anyone of them to the extent reflected in one or more of the Contracts set forth on Exhibit A-S;

(i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller's Net Revenue Interest below that shown in Exhibit A and Exhibit A-I, (ii) increase Seller's working interest above that shown in Exhibit A and Exhibit A-I without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(g) Calls on Hydrocarbon production under existing Contracts that are listed on
Exhibit A-5;

(k) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(I) Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m) Any farmout agreements that are listed on Exhibit A-5 affecting the Assets; (n) Any matters shown on Schedule 3.3(n);
(0) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller's Net Revenue Interest below that shown in Exhibit A and Exhibit A-I, or increase Seller's working interest above that shown III Exhibit A and Exhibit A-I without a proportionate increase in Net Revenue Interest;

(p) Matters that would otherwise be considered Title Defects but that do not meet the
Individual Title Threshold set forth in Section 3.4(j); (q) Imbalances associated with the Assets;
(r) Liens granted under applicable joint operating agreements for amounts not yet delinquent; and

(s) Such Title Defects as Purchaser may have waived expressly in writing.

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Section 3.4 Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a "Title Defect Notice") on or before the Closing Date (the "Title Claim Date"). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the individual Units or Wells in Exhibit A-I affected by the Title Defect (each a "Title Defect Property"), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based. Notwithstanding any other provision of this Agreement to the contrary, but subject to Purchaser's rights in connection with the special warranty of title referenced in Section 3.1(b), Purchaser shall be deemed to have waived its right to assert Title Defects of which Seller has not been given notice on or before the Title Claim Date.

(b) Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a "Title Benefit Notice") including (i) a description of the Title Benefit, (ii) the Leases, Units or Wells in Exhibit A and Exhibit A-1 affected, (iii) the Allocated Value of the Leases, Units or Wells in Exhibit A and Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Leases, Units or Wells is increased by the Title Benefit ("Title Benefit Amount"), and the computations and information upon which Seller's belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the "Cure Period"), unless the Parties otherwise agree, any Title Defect of which it has been advised in writing by Purchaser.

(d) Remedies for Title Defects.
In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, subject to the Parties' rights under Section 3.4(i), Seller shall elect to have any of the following remedies apply:

(i)
subject to the Individual Title Threshold and the Title Defect Deductible, adjust the Purchase Price by an amount (the "Net Title Defect Amount") equal to the difference between (A) the amounts agreed upon ("Title Defect Amounts") pursuant to Section 3.4(g) by Purchaser and Seller as being the aggregate value of all Title Defects (taking into consideration the Allocated Value of the Properties subject to such Title Defects, the portion of the Properties subject to such Title Defects and the legal effect of such Title Defects on the Properties affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination) and (B) the Title Benefit Amounts;

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(ii) with Purchaser's consent, indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the "Indemnity Agreement") in the form attached hereto as Exhibit C; or

(iii) retain the portion or percentage of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value associated therewith; or

(iv) elect to attempt to cure the Title Defect. Seller shall then have 180 days after Closing in which to cure the Title Defect. Any Property so held back from the initial Closing will be conveyed to Purchaser at a Delayed Closing within ten (l0) days following the date that the Title Defect is cured, at which time Seller shall be entitled to payment by Purchaser of the full Allocated Value of the Property, and provided further that if multiple delayed Closing are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the Parties. In the event that Seller is unable to cure the Title Defect within 180 days of the initial Closing, then the remedies set forth in subsection (i) or (iii) shall be the sole remedies for such Title Defect. All other provisions of Section 3.4(i) shall apply as written and the Title Expert shall be selected within fifteen (15) Business Days of the end of the 180 day cure period.

(e) With respect to each Lease, Unit, Well or other Asset in Exhibit A and Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), subject to the Individual Benefit Threshold and the Title Benefit Deductible, the Purchase Price shall be increased by an amount (the "Net Title Benefit Amount") equal to the difference between (i) the Title Benefit Amounts, as determined pursuant to Section 3.4(h) and (ii) the Title Defect Amounts.

(f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a). Section 3.4(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.4(b).

(g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall

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be the amount necessary to be paid to remove the Title Defect from the
Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A and Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A and Exhibit A-1;

(iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) if (A) the Title Defect Property is not a Well (or specified zone(s) therein, (B) such Title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Exhibit A-1 (such Well or the specified zone(s) therein being referred to as the "Affected Well") and the other Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a "Defective Support Property") and such Affected Welles) shall collectively be considered a single Title Defect Property for purposes of this Section 3.4(g); provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Section 3.4(g);

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(vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii) if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Seller and Purchaser shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such mutual agreement, by the Houston office of the American Arbitration Association (the "Title Arbitrator"). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator's determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of

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the Title Arbitrator, including any costs Incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser.

(j) Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $75,000 ("Individual Title Threshold"); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Material Title Defects exceeds a deductible in an amount equal to five percent (5%) of the Purchase Price (the "Title Defect Deductible"), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only to the extent the aggregate Title Defect Amounts with respect to uncured Material Title Defects are in excess of such Title Defect Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $75,000 ("Individual Benefit Threshold"); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Benefit unless (i) the excess of the aggregate Title Benefit Amounts attributable to all Material Title Benefits exceeds a deductible in an amount equal to five percent (5%) of the Purchase Price ("Title Benefit Deductible"), after which point adjustments to the Purchase Price shall be made only to the extent the aggregate Title Benefit Amounts with respect to such Material Title Benefits exceed the Title Benefit Deductible.

Section 3.5 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, but subject to the provisions of Section 3.5(b) and Section 3.5(c) and below, Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets. Until Closing, Seller shall promptly notify Purchaser of each instance of a casualty loss with respect to the Assets, or any portion thereof, occurring from and after the execution of this Agreement up to the Closing, to the extent known to Seller and estimated to exceed $200,000.00.

(b) If, after the Effective Time but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount (based on the Allocated Value of the affected Assets) of any such loss or taking exceeds fifteen percent (15%) of the Purchase Price, Purchaser and Seller shall negotiate in good faith in an effort to agree to a mutually acceptable remedy. If Seller and Purchaser do not mutually agree to an acceptable remedy with respect to such casualty or taking on or before the Closing Date, then either Seller or Purchaser, in its sole discretion, shall have the right to terminate this Agreement and Purchaser shall promptly receive back the Deposit upon such termination. If the aggregate amount of any such loss or taking is fifteen percent (15%) or

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less of the Purchase Price, Purchaser shall be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) with Purchaser's consent, to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to such casualty or taking or (iii) mutually agree with Purchaser to an acceptable remedy with respect to such casualty or taking through a Purchase Price adjustment or otherwise. In the case of (i) or (ii), Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Purchaser shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller's right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, titles, interests and claims against third parties for the recovery of Seller's costs and expenses Incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 3.6 Limitations on Title Defects.

Subject to the following sentence, the right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser's or Seller's rights under Article 3 with respect to the Existing Mortgages and Liens and with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser's sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Purchaser.

Section 3.7 Limitations on Applicability.

(a) Purchaser shall use its best efforts after Closing to obtain the unconditional approval by the BOEM of (i) the Assignments of Record Title to Oil and Gas Lease(s) in the form attached hereto as Exhibit B-1; (ii) the Assignments of Oil and Gas Lease Operating Rights in the form attached hereto as Exhibit B-2; and (iii) if applicable, the Assignments of Rights of Way in the form attached hereto as Exhibit B-3. In the event Purchaser or its nominated operator is elected successor operator under the operating agreements applicable to any of the Leases, Purchaser also obligates itself to ensure that it or the successor operator makes application to the BOEM to qualify as operator with respect to that portion of the Assets it will operate. Purchaser shall take any actions reasonably required of it by the BOEM or any other regulatory agencies to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be

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required of it pursuant to OPA and 30 C.F.R §§ 250.7, 256.58, 256.59, and 256.61 in excess of any existing lease, pipeline or area-wide bond(s). Until the governmental approval with respect to an assignment described in this Section 3.7 is obtained, however, the following shall occur:

(i) Seller, insofar as BOEM is concerned, shall continue to hold the operating rights and record title to the applicable Assets as nominee for Purchaser;

(ii) Purchaser's indemnity obligation under Section 11.4 shall include any and all claims, expenses of any kind or character relating to the Assets accruing after the Effective Time, including but not limited to any regulatory costs incurred by Seller, excluding, however, any bonding costs and excluding any cost incurred by Seller in order to remedy any violation of laws, including any environmental laws, or associated with any activities to respond to any INC to the extent attributable to periods prior to the Closing Date, with respect to Seller Operated Properties and the Effective Time, with respect to Properties operated by Purchaser or its Affiliates;

(iii) Seller shall act as Purchaser's nominee with respect to the Assets but shall be authorized to act only upon and in accordance with Purchaser's specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.

(b) If the BOEM does not, within twelve months from the Closing Date, approve all (i) the Assignments of Record Title of the Leases into Purchaser, (ii) the Assigmnents of Oil and Gas Lease Operating Rights into Purchaser, and (iii) the Assignments of Rights of Way into Purchaser, then as to those assignments that the BOEM has approved, the transaction contemplated by this Agreement will proceed as to those Assets in accordance with the terms and conditions of this Agreement, mutatis mutandis, and as to each of those assignments that the BOEM has not approved due to a reason other than the BOEM's delay in addressing otherwise valid filings by Purchaser, Purchaser at its option unless the lack of approval is due directly to Purchaser's failure to comply with any Law or regulations of BOEM, may either:

(i) continue or direct Seller to continue to hold the operating rights, title to the
Leases and the rights of way as Purchaser's nominee, or,

(ii) upon 30 days' notice to the other Party, rescind the purchase and sale of the Assets that are the subject of such non-approvals and terminate this Agreement as to those Assets, but only as to those Assets.

(c) Upon such termination and rescission, this Agreement shall be null and void as between Purchaser and Seller with respect to the non-approved Assets and (i) Purchaser shall return to Seller the assignments and any and all other documents, materials and data previously delivered to Purchaser with respect to such Assets; and (ii) Seller shall return to Purchaser the

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Purchase Price allocated to such Assets in Schedule 2.2 without interest, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Purchaser which shall be released prior to this payment) attributable to the Leases and other rights from and after the Effective Time. Seller shall not be liable to Purchaser if BOEM approvals are not obtained, except as expressly provided in this Section 3.7.

(d) Prior to execution hereof, Purchaser has reviewed information promulgated by the BOEM regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 C.F.R §§ 256.61 and 250.7, and within a reasonable time of any BOEM determination pursuant to such regulations, Purchaser (directly or through its representative) shall exercise commercially reasonable efforts to satisfy the BOEM requirements concerning same, including all financial responsibility requirements under OP A.

(e) The Parties acknowledge and agree that certain of the offshore Assets are in the nature of contract rights that are not recognized by the BOEM as "record title" or "operating rights," and that, accordingly, the BOEM will not approve, and Purchaser and Seller do not expect the BOEM to approve, the assignment of these interests from Seller to Purchaser. The Parties further acknowledge and agree that Leases OCS-G 03251, OCS-G3256, OCS-G 15241 OCS-G 15436, and OCS-G 13673 have terminated and that therefore the BOEM will not approve, and Purchaser and Seller do not expect the BOEM to approve, the assignment of those Leases from Seller to Purchaser. Purchaser shall ensure nevertheless that the assignment documents relating to such interests are appropriately filed in the "non-required filing" system of the BOEM. Such interests shall be excluded from the scope of Section 3.7(a) for all purposes. The Parties further acknowledge and agree that an Assignment, Conveyance and Bill of Sale in the form of Exhibit B shall be filed in the non-required filing system of the BOEM and in various county conveyance records in Texas and parish conveyance records in Louisiana. The Parties agree that such Assignment, Conveyance and Bill of Sale shall be sufficient to effectuate the transfer of title to the Assets to Purchaser regardless of whether the record title, operating rights, and right of way assignments filed with the BOEM are approved and such interests assigned shall be excluded from the scope of Section 3.7(a) for all purposes.

(f) With respect to liabilities assumed by Purchaser under this Agreement for the Seller Operated Properties assigned to Purchaser at the Closing, from and after the Closing Date and until the later of (i) the BOEM's approval of the assignments contemplated in Section 3.7(a) above, or (ii) the PSA is rescinded pursuant to Section 3.7(b) above, Purchaser shall maintain and provide, at its cost, insurance coverage as required pursuant to the applicable operating agreement and such insurance coverage shall be endorsed to provide that Purchaser's insurers (a) name Seller and Seller Indemnified Persons as additional insureds (except for worker's compensation and property insurance ), (b) waive their right of subrogation against Seller and Seller Indemnified Persons, and (c) are primary to any other insurance providing any coverage to Seller or any member of Seller Indemnified Persons.

ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1 Assessment.

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(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 (iii) obtaining any required consents of third parties, including third party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), and (iv) Purchaser's execution of Seller's customary boarding agreement prior to access to Seller Operated Properties, Seller shall afford to Purchaser and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives ("Purchaser's Representatives") full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Seller's or its Affiliates' possession relating primarily to the Assets. Seller shall also make available to Purchaser and Purchaser's Representatives, upon reasonable notice during normal business hours, Seller's personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate. All investigations and due diligence conducted by Purchaser or any Purchaser's Representative shall be conducted at Purchaser's sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any Purchaser's Representative shall result from Purchaser's own independent review and judgment.

(b) Purchaser shall be entitled to conduct a non-invasive environmental site assessment with respect to the Assets (the "Assessment"). Seller or its designee shall have the right to accompany Purchaser and Purchaser's Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any third party operator to allow Purchaser and Purchaser's Representatives such access, it being understood by Purchaser that the execution by Purchaser of a customary boarding agreement may be a condition of such access.

(c) Intentionally Omitted.

(d) Purchaser shall coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser shall abide by Seller's, and any third party operator's, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(e) Upon Seller's request, Purchaser agrees to provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports, test results, and other documentation and data prepared or compiled by Purchaser and/or any of Purchaser's Representatives and which contain information collected or generated from Purchaser's due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(f) Intentionally Omitted.

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Section 4.2 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3 Environmental Defects.

If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to any individual Asset, there exists a violation of an Environmental Law (other than with respect to NORM and other than with respect to any issues disclosed herein or on any Exhibit or Schedule hereto or any other matter with respect to which Purchaser has knowledge prior to entering into this Agreement) (in each case, an "Environmental Defect"), then on or prior to the Closing Date (the "Environmental Claim Date"), Purchaser may notify Seller in writing of such Environmental Defect (an "Environmental Defect Notice"). For all purposes of this Agreement, Purchaser shall be deemed to have waived any Environmental Defect which Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Wells and the associated Asset affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the "Environmental Defect Amount"), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Commencing on the date that is two weeks after the execution of this Agreement, Purchaser shall furnish Seller once every two (2) weeks until the Environmental Claim Date with an Environmental Defect Notice if any officer of Purchaser or its Affiliates discovers or becomes aware of an Environmental Defect during such two (2) week period. Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Seller disagrees with any of Purchaser's assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either Party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years (the "Independent Expert"). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with

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exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the Parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each Party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either Party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both Parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each Party shall bear one-half of the costs and expenses of the Independent Expert. The Parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the Parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $75,000 ("Individual Environmental Threshold"); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds five percent (5%) of the Purchase Price (the "Environmental Defect Deductible"), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only to the extent the aggregate Environmental Defect Amounts with respect to all uncured Material Environmental Defects are in excess of such Environmental Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner.

Section 4.4 Intentionally Omitted.

Section 4.5 Exclusive Remedy.

Subject to the limitations contained therein, Section 4.3 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect. Purchaser hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action.

ARTICLES
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified "to the knowledge of Seller" or "to Seller's knowledge" or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates and those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles: President and Chief Executive Officer; General Counsel, Vice President of Land; Land Manager; Chief

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Financial Officer, and Chief Technical Officer. "Actual knowledge" for purposes of this
Agreement means information actually personally known by such Persons.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.8, Section 11.9, and Section 11.10 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2 Existence and Qualification.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3 Power.

Seller has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

Subject to the giving of all notices to third parties and the receipt of all consents, approvals and waivers from third parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the

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creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Laws applicable to any Seller or any of the Assets.

Section 5.6 Liability for Brokers' Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.

With respect to the Assets and Seller's or any of its Affiliates' ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in Schedule 5.7: (i) no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a "Proceeding," and collectively "Proceedings") (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller's knowledge, threatened against Seller or any of its Affiliates; (ii) to Seller's knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets which could have a Material Adverse Effect (excluding any notices relating to any Environmental Liabilities or Environmental Law to the extent reflected in Section 5.21 or Schedule 5.21).

Section 5.8 Taxes and Assessments.

For all periods prior to Closing, except as disclosed in Schedule 5.8, Seller has filed all Tax Returns required to be filed by any Governmental Body and all ad valorem, property, production, severance and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Closing have been properly paid, other than taxes which are being contested in good faith. Except as disclosed in Schedule 5.8, the Parties with respect to all unit operating agreements, joint operating agreements, and similar agreements governing operation of the Properties have elected to be excluded from the application of Subchapter K of the Code. Except as disclosed on Schedule 5.8, the Parties with respect to all unit operating agreements, joint operating agreements, and similar agreements that have not elected to be excluded from the application of Subchapter K of the Code have made the Section 754 election to adjust basis in accordance with Section 743.

Section 5.9 Condemnation.

To Seller's knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

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Section 5.10 Contracts.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts. Seller is in compliance and, to Seller's knowledge, all counterparties are in compliance under all Contracts, except as disclosed on Schedule 5.10 and except for such non-compliance as would not, individually or in the aggregate, exceed the sum of$100,000. To Seller's knowledge, Schedule 5.10 sets forth all agreement(s) or contracts (i) for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller's interest in the Assets that is not cancelable without penalty or other material payment without first providing more than 60 days prior written notice and (ii) that could reasonably be expected to result in aggregate payments by Seller or aggregate revenues to Seller, of more than $200,000.00 (net to the interest of Seller) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues).

Section 5.11 Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, to the knowledge of Seller (a) all material rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to lessors, overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor. .

Section 5.12 Governmental Authorizations.

Except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Seller Operated Properties as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). Except as disclosed in Schedule
5.7 or Schedule 5.12, (i) to Seller's knowledge, Seller has operated the Seller Operated Properties in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller's knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.13 Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Seller Operated Properties and which Seller

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reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $75,000 (net to Seller's interest excluding non-consent interests) other than those shown on Schedule 5.13.

Section 5.14 Imbalances.

To Seller's knowledge, Schedule 5.14 accurately sets forth in all material respects all of Seller's Imbalances as of the respective dates set forth therein, arising with respect to the Assets. To Seller's knowledge, except as disclosed in Schedule 5.14, (i) no Person is entitled to receive any material portion of Seller's Hydrocarbons produced from the Assets or to receive material cash or other payments to "balance" any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, and (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets.

Section 5.15 Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller's knowledge, being contemplated by, or threatened against, Seller or pending against, or, to Seller's knowledge, being contemplated by, or threatened against, any of its subsidiaries.

Section 5.16 Affiliated Contracts.

After Closing, the Assets will not be bound or burdened by any contractual obligation to
Seller or an Affiliate of Seller except pursuant to this Agreement.

Section 5.17 Foreign Person.

Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

Section 5.18 Preference Rights.

None of the Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights as are set forth on Schedule 7.7.

Section 5.19 Transfer Requirements and Other Consents.

Except for (a) Transfer Requirements set forth in Schedule 7.7, (b) Customary Post Closing Consents, (c) consents under Contracts that are terminable upon not greater than 90 days' notice without payment of any fee or are otherwise material, (d) compliance with any applicable requirements of the BOEM, (e) compliance with any applicable requirements of the HSR Act, and (f) partial releases from the Existing Mortgagees, there are no other consents required in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.

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Section 5.20 No Violation of Laws.

To Seller's knowledge, except as set forth on Schedule 5.20, Seller has not violated applicable Laws with respect to the ownership or operation of any Assets of which Seller is the operator, except where such violation would not have a Material Adverse Effect. This Section
5.20 does not include any matters with respect to Enviromnental Laws.

Section 5.21 Enviromnental.

To Seller's knowledge with respect to Seller Operated Properties, Seller has not violated, except as set forth on Schedule 5.21 (a) any Enviromnental Law or (b) any order, judgment, injunction, ruling or decree of any court or other Govermnental Body to which it is a party or by which it is bound that relates to any Enviromnental Law. Further, there are no Claims relating to the existence of any Enviromnental Liabilities affecting the Assets or arising out of Seller's ownership and operation of the Seller Operated Properties, which could reasonably be expected to have a Material Adverse Effect.

Section 5.22 Suspended Funds.

To Seller's knowledge, Schedule 5.22 sets forth a list of all third party funds currently being held in suspense or escrow by Seller as of the Effective Time that are attributable to production from the Assets.

Section 5.23 Non-Consent Operations.

As of the date of this Agreement, there are no outstanding non-consent elections or ongoing non-consent operations with respect to the Assets, except as set forth in Schedule 5.23.

Section 5.24 BOEM or BSEE Incidents of Non-Compliance and Suspensions. Seller has and shall retain responsibility for all BOEM or BSEE incidents of non compliance ("INC") and suspensions prior to the Closing Date set forth on Schedule 5.24 and there are no outstanding unresolved INCs issued by any Govermnental Body with respect to any Asset except to the extent set forth on Schedule 5.24.

Section 5.25 Casualty Losses.

Since the Effective Time, there have been no casualty or condemnation losses with respect to the Seller Operated Properties as contemplated by the provisions of Section 3.5 estimated to exceed $200,000.00.

Section 5.26 Third Party Beneficiary.

The consummation of the transactions contemplated by this Agreement will not provide any direct consideration or direct monetary benefit to the Persons having managerial responsibilities with respect to Seller nor serve to limit or reduce any liabilities of such Persons insofar as the Assets are concerned. It is understood that this representation does not include any of Seller's company bonus plans nor any increase in the value of Seller (if any) that would inure to the benefit of owners of Seller who may also have managerial responsibilities with respect to Seller.

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Section 5.27 Condition of Personal Property.

Except as set forth in Schedule 5.27, all Personal Property constituting a part of the Seller Operated Properties are in a state of repair so as to be adequate for normal operations, except where such state of repair would not have a Material Adverse Effect. Any Personal Property that is not necessary, in a material respect, to operate the Assets shall be excluded from this representation and warranty.

Section 5.28 Bonds, Letters of Credit, Escrows, Guarantees and Other
Securities.

Except as set forth on Schedule 5.28 and in Sections 12.21, 12.22, 12.23, 12.24, and
12.25, and except as to any general or area-wide bonding posted with the BOEM, there are no bonds, letters of credit, escrows, guarantees or other security pertaining to the Assets that have been posted by Seller and/or any of its Affiliates or by a third Person on its behalf for which, upon Closing, Purchaser must replace or to which Purchaser will be bound or to which the Assets will be subject (unless replacement is not required by BOEM due to the financial condition of Purchaser).

Section 5.29 Idle Iron.

Schedule 5.29 reflects a copy of all written or electronic communication to and from any Governmental Bodies since the Effective Time with respect to the so called "idle iron" obligations pertaining to the Seller Operated Properties. From and after the Effective Time of this Agreement, Seller will advise Purchaser of any further communications with any Governmental Body with respect to idle iron obligations or directives pertaining to the Assets.

Section 5.30 Reserved.

Section 5.31 Seller's Existing Mortgages and Liens.

Schedule 5.31 lists all outstanding mortgages or other encumbrances affecting the Assets granted by Seller and to Seller's knowledge, all liens filed or, threatened against Seller, or any of its Affiliates, with respect to the ownership or operation of the Assets including, without limitation, the Existing Mortgages and Liens.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following: Section 6.1 Existence and Qualification.

Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

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Section 6.2 Power.

Purchaser has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any provisions of the organizational or other governing documents of Purchaser nor will it violate any Laws applicable to Purchaser or any of its property.

Section 6.5 Liability for Brokers' Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser's ability to perform its obligations under this Agreement.

Section 6.7 Financing.

Purchaser has, or prior to the Closing Date will have, sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8 Limitation.

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Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, subject to Section 5.7 and Section 5.21, Purchaser represents and acknowledges that Seller has not made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

Section 6.9 SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser's knowledge, threatened against Purchaser.

Section 6.11 Qualification.

Purchaser's affiliate, Fieldwood, is qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Fieldwood to be disqualified as such an owner or operator. To the extent required by the applicable Law, as of the Closing, Purchaser has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.12 Consents.

Except for Customary Post-Closing Consents and compliance with any applicable requirements under the HSR Act, there are no consents or other restrictions on assignment that any Purchaser is obligated to obtain or furnish, including, but not limited to, requirements for consents from third parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Purchaser.

Section 6.13 Independent Evaluation.

Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, except for the representations and warranties

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expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets. Purchaser has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

Section 6.14 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1 HSR Act.

If applicable, within five Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DO] and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DO] or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser's and Seller's compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DO] or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

Section 7.2 Government Reviews.

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Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Breaches.

If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 Letters-in-Lieu; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b) Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all of the Leases and other Assets in the formes) as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c) Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Properties. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser, or its affiliate, Fieldwood, in Purchaser's efforts to have either of such entities succeed Seller as operator of any Wells and Units included in the Assets including by voting for Fieldwood to succeed Seller. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Properties, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5 Public Announcements.

Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange

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having jurisdiction over the disclosing Party or its Affiliates. At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $75,000 (net to Seller's interest excluding non-consent interests), or make any capital expenditures in respect of the Assets in excess of $75,000 (net to Seller's interest excluding non-consent interests), or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (ii) will use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iii) with respect to the Seller Operated Properties, will use commercially reasonable efforts to maintain in full force and effect all Leases and Easements, (iv) with respect to the Seller Operated Properties, will maintain all material governmental permits and approvals affecting the Assets, (v) will not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (B) transfers, farmouts, encumbrances or other dispositions of Assets, in one or more transactions, not exceeding $75,000 (net to Seller's interest) of consideration (in any form), in the aggregate, (vi) will consult with Purchaser prior to agreeing to conduct any repairs or work after the date of this Agreement in order to remedy any violation of Laws, including Environmental Laws, or associated with any activities to respond to incidents of non-compliance, and provide reasonable advance notice to Purchaser in order that Purchaser may be present to observe such repair or work activities, and (vii) will not commit to do any of the foregoing. Purchaser's approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's written notice) of Seller's written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Preference Rights and Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Subject to the

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obligations as set forth in this Section 7.7, All Preference Properties shall be conveyed to Purchaser at the Closing. Within three (3) Business Days after the Closing, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.7 with respect to the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, neither Seller nor Purchaser shall be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) If the holder of a Preference Right timely elects following the Closing to purchase that portion of an Asset that is subject to a Preference Right (a "Preference Property") in accordance with the terms of such Preference Right:

(i)
Contemporaneously with its receipt of the Allocated Value of the Preference Property from the holder of a Preference Right as set forth in subsection (iv) below, Seller shall be obligated to refund to Purchaser the Allocated Value of the Preference Property to account for the exclusion of Preference Property;

(ii) Contemporaneously with the transfer to the holder of the Preference Right as set forth in subsection (iv) below, Purchaser and Seller shall be obligated to execute conveyance documents in substantially the same form as the Conveyances executed by the Parties at the Closing (but with Purchaser as the Assignor and Seller as the Assignee and with such other appropriate revisions to reflect the unwinding of the transactions associated with such Preference Property) and sufficient to reconvey such Preference Property to Seller upon Purchaser's receipt of the Allocated Value of such Preference Property;

(iii) upon such reconveyance of the Preference Property by Purchaser, the Preference
Property shall be deemed an Excluded Assets; and

(iv) Seller shall be obligated to close and convey such Preference Property to the holder of the Preference Right pursuant to a purchase and sale agreement with terms and conditions substantially identical to this Agreement.

(c) If:

(i)
a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right; or

(ii) an Asset is subject to a Transfer Requirement identified on Schedule 7.7, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date;

Seller and Purchaser shall mutually determine whether to (x) extend the Closing Date up to fifteen (15) days to attempt to address such suit or Transfer Requirement, (y) proceed to the

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Closing regardless of (i) or (ii), or (z) have Seller retain the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a "Retained Asset") from the Assets to be transferred and conveyed to Purchaser at the Closing. In the event the Parties elect (z) the Purchase Price to be paid at the Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the originally scheduled Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the Parties in order to consolidate, to the extent reasonably possible, the number of Closings). At a delayed Closing provided for above, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset; provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset. If Seller and Purchaser are unable to agree upon (x), (y), or (z), the provisions of (z) shall govern.

Section 7.8 Tax Matters.

Subject to the provisions of Section 12.3, from and after Closing, Purchaser shall be responsible for its proportionate share of all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4). Notwithstanding the foregoing, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods during which Seller owned the Properties (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Purchaser's approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar taxes. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above.

Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided

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hereunder. Each of Purchaser and Seller agrees (a) to retain all books and records with respect to Tax matters and the allocation of Purchase Price provided for in Section 2.5 pertinent to the acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each Party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

Section 7.9 Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10 Intentionally Omitted.

Section 7.11 No Solicitation of Transactions.

So long as Purchaser is not in default of this Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall communicate as soon as reasonably practicable to Purchaser the material terms of any such proposal (and the identity of the Person making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Purchaser. Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Section 7.12 Record Retention.

Purchaser, for a period of seven years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller's expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access,

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during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Section 11.3 and Section 11.4 of this Agreement for review and copying at Seller's expense; provided, however, that Purchaser shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser to violate any obligation to any third party or breach any restriction legally binding on Purchaser. Any such access shall be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof. If Purchaser shall desire to dispose of or transfer any such Records or other materials upon or after the expiration of such seven-year period, Purchaser shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller's expense to segregate and remove or copy such Records or other materials as Seller may select.

Section 7.13 Bonds, Letters of Credit and Guarantees.

Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Bodies relating to the Assets are transferable to Purchaser. Except to the extent that Purchaser will, as of Closing, be covered by the bonds of the operators of the applicable Assets or will be exempt from bonding requirements, then as soon as reasonably practicable after the Closing Date, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for all bonds (exclusive of general or area-wide bonds in favor of a Governmental Body), letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with any Governmental Bodies.

Section 7.14 Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or Article 6 hereof are determined (whether by notice from a Party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure of such untrue or incorrect representation and warranty shall be at the expense of the Party that made such representation and warranty.
Section 7.15 Cooperation with Respect to Seller Retained Litigation, Etc.
Purchaser agrees to use reasonable efforts to cooperate with Seller in connection with
Seller's defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 5.7. Purchaser agrees to make available, at Seller's expense, Purchaser's employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims. Additionally, each Party agrees to use reasonable efforts to cooperate with the other in connection with any third party audits pertaining to pre-Effective Time matters.

Section 7.16 Plugging, Abandonment, Decommissioning and Other Costs.

Execution Version

In addition to its other obligations under this Agreement, Purchaser shall comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (ii) the dismantling or decommissioning and removal of any Equipment and other Assets of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Contracts and (iii) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the "P&A Obligations").

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Subject to the provisions of Section 7.7(c), no Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(d) Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including, without limitation, delivery of the Closing Payment); and

Execution Version

(e) The sum of all Title Defects shall be less than fifteen percent (15%) of the Purchase Price and the sum of all Environmental Defects shall be less than fifteen percent (15%) of the Purchase Price.

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than fifteen percent (15%) of the Purchase Price;

(g) If applicable, the wartmg period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Bodies.

(h) Seller shall have received a release of the Existing Mortgages and Liens from, as applicable, its Existing Mortgagees or lien claimants with respect to the Assets, on forms or instruments reasonably acceptable to Purchaser, or has entered into a mutually acceptable agreement with Purchaser regarding the escrow of funds attributable to one or more Existing Mortgages and Liens.

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(b) Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Subject to the provisions of Section 7.7(c), no Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

Execution Version

(d) Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e) The sum of all Title Defects shall be less than fifteen percent (15%) of the Purchase Price and the sum of all Environmental Defects shall be less than fifteen percent (15%) of the Purchase Price;

(f) The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than fifteen percent (15%) of the Purchase Price;

(g) If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Bodies;

(h) Seller shall have received and furnished Purchaser with copies of a release of the Existing Mortgages and Liens from, as applicable, its Existing Mortgagees or lien claimants with respect to the Assets, executed on forms or instruments reasonably acceptable to Purchaser, or has entered into a mutually acceptable agreement with Purchaser regarding the escrow of funds attributable to one or more Existing Mortgages and Liens; and

(i) Purchaser has not received any information that reasonably suggests that any of the Closing documents that require the approval of a Governmental Body may not be readily approved due to reasons beyond the control of Purchaser.

ARTICLE 9
CLOSING
Section 9.1 Time and Place of Closing.
Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10 or any other express termination provision set forth in this Agreement, subject to the provisions of Section 7.7(c) and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement, the Closing shall take place at 2:00 p.m., local time, on March 13, 2014 ("Closing"), at Seller's offices in Houston, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1, then subject to Article 10 the Closing shall occur on a date thereafter that is the third Business Day after the

Execution Version

satisfaction or waiver of all such conditions. The date on which the Closing occurs is herein referred to as the "Closing Date."

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be executed and delivered to Purchaser, or perform or cause to be performed, the following:

(a) the Conveyances in sufficient multiple originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller, together with such other governmental forms as may be required by any Governmental Body in order to approve the transfer of the ownership of the Assets and the transfer of the operatorship of the Assets from Seller to Purchaser or its, affiliate, Fieldwood;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c) an executed statement described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(d) releases of the Existing Mortgages and Liens other than those for which amounts have been escrowed pursuant to a mutually acceptable escrow; and

(e) any other agreements, instruments and documents which are required or contemplated by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be executed and delivered to Seller, or perform or caused to be performed, the following:
(a) a wire transfer of the Purchase Price, in same-day funds; (b) the Conveyances, duly executed by Purchaser;
(c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;
and
(d) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4 Payments.

(a) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

Execution Version

(b) If one Party receives moneys belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which is wholly or partially an obligation of the other, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

ARTICLE 10
TERMINATION

Section 10.1 Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by mutual written consent of Seller and Purchaser; (b) by either Seller or Purchaser; if:

(i)
the Closing shall not have occurred on or before April 1, 2014 (the "Termination Date"); provided, however, the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulting in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)
there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable; or

(iii) the sum of all Title Defects exceeds, in the aggregate, fifteen percent
(15%) of the Purchase Price; or

(iv) the sum of all Environmental Defects exceeds, in the aggregate, fifteen percent (15%) of the Purchase Price; or

(v)	the sum of all Losses from casualties to and takings of the Assets exceeds fifteen percent (15%) of the Purchase Price.

(c) by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of

Execution Version

each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(d) by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4 Section 5.6, Section 6.5, Section 7.5, Section 11.8, Section 11.9, and Section 11.10 of this Agreement and this Article 10, the Section entitled "Definitions," and Article 12, all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any Party from liability for Losses resulting from its breach of this Agreement.

Section 10.3 Intentionally Omitted.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Assumed Seller Obligations.

(a) Subject to the indemnification by Seller under Section 11.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), and also hereby releases Seller and each Seller Indemnified Person from and against, all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, REGARDLESS OF FAULT of Seller or any Seller Indemnified Person and regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells (including, without limitation, the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in

Execution Version

accordance with applicable agreements and Laws, (g) pay all Property Costs, (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or Contracts, or as required by applicable Laws, and (i) otherwise perform and pay, including payment of any contribution obligations of Seller, relating to any other P&A Obligations with respect to the Assets (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the "Assumed Seller Obligations"); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller or any of its Affiliates as set forth in Section 11.1(b) below(such excluded obligations and liabilities, the "Excluded Seller Obligations").

(b) The Excluded Seller Obligations are those obligations and liabilities of Seller or any of its
Affiliates that are:

(i) attributable to or arise out of the Excluded Assets;

(ii) attributable to or arising out of the actions, suits or proceedings, if any, set forth on Schedule 5.7, except in so far as they are attributable to or relate to the Assets for periods after the Effective Time; and

(iii) attributable to any and all liabilities, responsibilities and obligations relating to the matters described in Section 11.3(b).

(iv)
attributable to the failure to payor the improper payment of any production proceeds attributable to the Assets prior to the Closing Date (including, without limitation, lessor's royalties, overriding royalties and payments to working interest owners);

(v) attributable to damage to property owned by a third Person or for personal injury, illness or death of any Person, arising out of operations or activities pertaining to the Assets and attributable to the period prior to the Closing Date, to the extent and only to the extent that a Claim is asserted with respect to such matters within two (2) years from the Closing Date;

(vi) attributable to fines and penalties (and any interest thereon) with respect to the Assets and applicable to periods prior to the (i) Effective Time with respect to applicable Seller Operated Properties and (ii) Closing Date with respect to Properties operated by Seller or its Affiliates; or

(vii) attributable to Property Costs associated with the ownership, use or operation of the Assets prior to the Effective Time.

For avoidance of doubt, the Excluded Seller Obligations apply only to the sole or proportionate liability of Seller or its Affiliates that is attributable to Seller's or its Affiliates ownership interests with respect to any oil and gas properties comprising the Assets, and the Excluded Seller Obligations therefore do not include Purchaser's or Purchaser's predecessor-in-title's sole or proportionate liability attributable to their ownership interest prior to the Closing Date with respect to any oil and gas properties comprising the Assets.

Execution Version

Section 11.2 Survival.

(a) All representations and warranties of Seller and Purchaser contained herein shall expire twelve (12) months after Closing Date (or Delayed Closing with respect to applicable Properties) ; provided however, that the representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 6.2, Section 6.3, Section 6.5, Section 6.9, and Section 6.13 (collectively, the "Fundamental Representations") shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b) No Party hereto shall have any indemnification obligation based on breach of a representation or warranty pursuant to this Article 11 or otherwise hereunder unless it shall have received from the Party seeking indemnification a written notice (a "Claim Notice") of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the. expiration of the applicable survival period set forth in Section 11.2(a). If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.2(a), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.3 Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including, without limitation, the survival and the timing requirement in Section 11.2), Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the "Purchaser Indemnified Persons") from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a) any breach of any Fundamental Representation of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT and, subject to the expiration of the applicable survival period, any breach of any other representation and warranty of Seller REGARDLESS OF FAULT;

Execution Version

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c) any Excluded Seller Obligations REGARDLESS OF FAULT.

Section 11.4 Indemnification by Purchaser.

From and after the Closing, subject to the terms and conditions of this Article 11 (including, without limitation, the survival and timing requirements of Section 11.2) and subject to and except for any Excluded Seller Obligations, Purchaser shall indemnify, defend and hold harmless Seller, Seller's Affiliates, and each of their respective managers, general partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller's predecessors-in-interest (all such persons referred to collectively as the "Seller Indemnified Persons") from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a) any breach of any Fundamental Representation of Purchaser contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c) the ownership, use or operation of the Assets including, without limitation, any and all Property Costs (other than any Excluded Seller Obligations) whether before or after the Effective Time REGARDLESS OF FAULT;

(d) the Assumed Seller Obligations REGARDLESS OF FAULT;

(e) Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other enviromnental condition of the Assets, REGARDLESS OF FAULT; and

(f) Any other indemnity obligations of Purchaser contained herein, including without limitation, Section 4.4 REGARDLESS OF FAULT.

Section 11.5 Indemnification Proceedings.

(a) In the event that any claim or demand for which Seller or Purchaser (such Person, an "Indemnifying Party") may be liable to a Purchaser Indemnified Person under Section 11.3 or to an Seller Indemnified Person under Section 11.4 (an "Indemnified Person" or "Indemnified Party") is asserted against or sought to be collected from an Indemnified Person by a Person or entity other than the other Party (a "Third Party Claim,") the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Third Party

Execution Version

Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the
Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article
11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Person (the "Notice Period") to notify the Indemnified Person whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Person against such claim or demand; provided, that the Indemnified Person is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Person during the Notice Period that the Indemnifying Party is unqualifiedly assuming the defense of such Third Party Claim and any resulting liability of the Indemnified Person REGARDLESS OF FAULT, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Person, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Person shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, if the Indemnifying Party would otherwise be entitled to assume the defense of any such Third Party Claim, but is not willing to do so on an unqualified basis, REGARDLESS OF FAULT, the Indemnified Person shall have the right to defend itself and reserve the right to recover its defense costs from the Indemnifying Party or, at the option of the Indemnified Person, the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Person if the Indemnified Person's counsel shall have advised the Indemnified Person that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Person (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Persons subject to such Third Party Claim. If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Person's written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Person) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Person from all liability with respect thereto and (ii) the Indemnified Person shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Person during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Person shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Person shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without giving ten (10) days'

Execution Version

notice to Indemnifying Party and allowing Indemnifying Party to unqualifiedly assume the defense of such Third Party Claim and any resulting liability of the Indemnified Person within such ten (10) day period.

(b) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Person, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Person gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Person which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Person. The Indemnified Person shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In any case in which an Indemnified Person seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Person shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Person has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.6 Limitations on Indemnities.

(a) Solely for purposes of calculating the amount of Losses Incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to "Material Adverse Effect" or other materiality qualifications (or correlative terms) shall be disregarded.

(b) Notwithstanding anything to the contrary in this ARTICLE 11 or otherwise, except for matters arising out of or relating to breaches of Fundamental Representations, (i) Seller shall have no liability for any indemnification under Section 1l.3(a) unless and until the amount of the liability for any individual Claim for which a Claim Notice is delivered by Purchaser exceeds $75,000.00 (each a "Material Indemnification Matter"), (ii) Seller shall not be obligated to indemnify the Purchaser Indemnified Persons pursuant to Section 11.3(a) unless and until the aggregate amount of all Losses incurred by Purchaser Indemnified Persons with respect to all Material Indemnification Matters exceeds $200,000 before any adjustments (the "Indemnity Deductible"), in which event the Purchaser Indemnified Persons may recover all Losses Incurred with respect to such Material Indemnification Matters in excess of the Indemnity Deductible, and (iii) Seller's maximum liability for Losses associated with all Material

Execution Version

Indemnification Matters shall be thirty percent (30%) of the Purchase Price before any adjustments.

Section 11.7 Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3 (IF ANY), AT THE CLOSING (OR ANY DELAYED CLOSING, AS APPLICABLE TO ANY PROPERTIES) PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT, ALL TO THE EXTENT SAME RELATE TO THE ASSETS.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENT ATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERA TED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR,

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CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULT ANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES
2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR
CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c) EXCEPT AS REPRESENTED IN SECTION 5.7, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEAL TH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS "AS IS" AND "WHERE IS" FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the Parties that Purchaser's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices--Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the "DTPA") or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the "UTPCPL"). As such, Purchaser hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the UTPCPL itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive § 17.555 of the DTPA. Purchaser

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acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 11.10 Redhibition Waiver.

Purchaser waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this transaction and the consideration thereof. Purchaser acknowledges that this waiver has been brought to its attention and has been explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.

Section 11.11 Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments. The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B, Exhibit B-1, Exhibit B-2, and Exhibit B-3. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment.

Section 11.12 Non-Compensatory Damages.

Purchaser shall not be entitled to recover from Seller Indemnified Persons, and Seller shall not be entitled to recover from Purchaser Indemnified Persons, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, REGARDLESS OF FAULT (and, as to punitive or exemplary damages, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE RELEASED PERSON) except to the

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extent Seller or Purchaser suffers such damages (including costs of defense and reasonable attorney's fees Incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney's fees Incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Purchaser and Seller waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby, REGARDLESS OF FAULT (and, as to punitive or exemplary damages, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE RELEASED PERSON).

Section 11.13 Disclaimer of Application of Anti-Indemnity Statutes.

The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Counterparts.
This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 Notices.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by courier, or by registered or certified mail, postage prepaid, as follows:

If to Seller:     Black Elk Energy Offshore Operations, LLC
11451 Katy Freeway, Suite 500
Houston, Texas 77079
Attention: J.D. "Joe" Matthews
Telephone: 281-598-8600
Telecopy: 281-598-8601
Email: jmatthews@blackelkenergy.com

If to Purchaser:    SandRidge Energy Offshore, LLC
2000 West Sam Houston Parkway South, Suite 1200
Houston, Texas 77042
Attention: Mr. John Smith
Vice President, Land and Business Development
Telephone: 713-969-1000
Telecopy: 713-969-1099
Email: jsmith@fwellc.com

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With a copy to:
SandRidge Energy Offshore, LLC
2000 West Sam Houston Parkway South, Suite 1200
Houston, Texas 77042
Attention: Richard D. Black
Sr. Vice President & General Counsel
Telephone: 713-969-1000
Telecopy: 713-969-1099

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees. Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer taxes, recording fees and similar taxes and fees other than such fees and taxes in connection with any title curative materials delivered by Seller (collectively "Transfer Taxes") Incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4 Expenses.

Except as otherwise expressly provided in this Agreement, (a) all expenses Incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the later of Closing Date or the date the BOEM approves of Purchaser or its affiliate, Fieldwood, as the designated operator with respect to a Property (and then only with respect to such Property), Purchaser shall eliminate the name "Black Elk Energy Offshore Operations, LLC" and any variants thereof and any names of Seller's Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for

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eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS, AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

Section 12.7 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.8 Waivers.

Any failure by any Party or Patties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Purchaser under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.9 Assignment.

No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party. Subsequent to the Closing, any transfer of the Assets by Purchaser, in whole or in part, may be made subject to this Agreement without Seller's consent, but such transfer shall not relieve Purchaser of any liabilities or obligations set forth herein. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 12.10 Entire Agreement.

This Agreement and the Exhibits and Schedules attached hereto, the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject

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matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. Following the Closing, and except as required for Seller to fulfill its obligations under this Agreement, Seller and its Affiliates, together with its and their directors, officers, employees, agents and representatives shall keep confidential and not disclose the terms and conditions of this Agreement or any information which is required to be kept confidential pursuant to any existing agreements (including, without limitation, joint operating agreements, without the express written consent of Purchaser.

Section 12.11 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by the Parties hereto.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.12 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a Party to this Agreement).

Section 12.13 References.

In this Agreement:
(a) References to any gender includes a reference to all other genders; (b) References to the singular includes the plural, and vice versa;
(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this
Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, "hereunder", "hereof, "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term; and

(g) Capitalized terms used herein shall have the meanings ascribed to them in this
Agreement as such terms are identified and/or defined in the Definitions section hereof.

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Section 12.14 Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 12.15 Conspicuousness.

The Parties agree that provisions in this Agreement in "bold" type satisfy any requirements of the "express negligence rule" and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.16 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.17 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 12.18 Intentionally Omitted.

Section 12.19 Financial Reporting.

Seller shall use its best efforts to cause its independent auditors, at the expense of Purchaser, to audit and prepare a report on the direct revenues and expenses with respect to the Assets for the annual periods 2011-2014. Seller expressly disclaims all liability and responsibility for the accuracy of any information received from any prior owner of the Assets.

Section 12.20 Grand Isle and Additional Lien Escrow.

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Seller and Grand Isle Shipyard, Inc. ("GIS") are involved in arbitration regarding responsibility for a casualty loss that affected the Assets prior to the Effective Time. Seller has refused to pay invoices of GIS in connection with work conducted for Seller and GIS has filed liens against the Assets, as more particularly identified under item number lea) and l(b)on Schedule 12.20 (the "GIS Lien").

In addition to the GIS Lien, some or all of the Assets currently may be, or as of the Closing Date may be subject to liens in favor of various third parties, including, without limitation, the Wood Group which, as of the Closing Date, have not been released, which such liens filed as of the date hereof are more particularly identified on Schedule 12.20, and the underlying liens with respect to the lien claimants referenced on Schedule 12.20 or more fully identified on Schedule 5.31 (collectively, other than the GIS Lien, the "Additional Liens", each an "Additional Lien").

At Closing, Seller and Purchaser will enter into and execute that certain Escrow Agreement dated as of March 13, 2014, together with Bank of America, National Association ("Escrow Agent") (the "Escrow Agreement"), which will establish an escrow ("Escrow") with the Escrow Agent. Notwithstanding anything to the contrary set forth in this Agreement, particularly Section 9.3(a), at the Closing a portion of the Closing Payment equal to the amount claimed by the applicable lien holder for each outstanding an unpaid Additional Lien plus an additional ten percent (10%) will be deposited with Escrow Agent in the account maintained pursuant to the Escrow Agreement for payment of the GIS Lien and the Additional Liens, or to Seller as expressly set forth hereafter. Seller and Purchaser hereby agree that all funds deposited in Escrow shall be property of Purchaser until such time as such funds are released to Seller pursuant to this Section 12.20.

Subject to the satisfaction of the conditions as set forth below, Purchaser shall consent to the withdrawal of such portion of the funds held in escrow by Escrow Agent pursuant to the Escrow Agreement and sign and deliver all documents required by the Escrow Agent pursuant to the Escrow Agreement to release such funds, upon two (2) Business Days notice from a duly authorized officer of Seller certifying that:

(a) GIS has executed and delivered to Purchaser an instrument of release, on a recordable form reasonably acceptable to Purchaser, that will serve to release the GIS Lien of record in all appropriate jurisdictions upon GIS' receipt of a payment of $229,290.00, or less, which amount shall be paid by Escrow Agent out of the Escrow; or

(b) A lien claimant under one or more of the Additional Liens has executed and delivered to Purchaser an instrument(s) of release, on a recordable form reasonably acceptable to Purchaser, that will serve to release such Additional Liens of record in all appropriate jurisdictions upon such lien claimant's receipt of a payment in the amount of each such released Additional Liens as determined in paragraph 2 of this Section 12.20 above, or a lesser amount, which amount shall be paid by Escrow Agent out of the escrow; or

(c) A final non-appealable decision of a court or of an arbitration has determined that GIS, or the lien claimant under one of the Additional Liens, as the case may be, is not entitled to the payment of any amounts claimed pursuant to the GIS Lien, or any of the Additional Liens, as

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the case may be, and evidence of such final non-appealable decision of a court or arbitration has been provided to Purchaser, then the amount specified in Section 12.20(a) or (b) with respect to such GIS Lien or Additional Liens, shall be paid by Escrow Agent to Seller out of the Escrow.

(d) Upon the full release, of record, of any of the Additional Liens, Seller and Purchaser shall issue joint written instructions to Escrow Agent to release to Seller the balance of such funds held in the Escrow attributable to such released Additional Liens. The "balance of funds" for purposes of this provision means the difference between the amount of each such released Additional Liens as determined in paragraph 2 of this Section 12.20 above, less the amount paid to the lien claimant for the release of such Additional Liens. Upon the full release, of record, of all of the Additional Liens and the GIS Lien, Seller and Purchaser shall issue joint written instructions to Escrow Agent to release the balance of any funds in the Escrow to Seller.

The provisions of this Section 12.20, shall survive until all funds held in escrow pursuant to the Escrow Agreement have been disbursed by Escrow Agent.

Section 12.21 W&T.

Reference is hereby made for all purposes to that certain Purchase and Sale Agreement, dated September 14,2009 as amended, executed by and between W&T Offshore, Inc. ("W&T") as seller, and Black Elk Energy Offshore Operations, LLC, as buyer ("W&TlBlack Elk PSA"). Seller acquired certain of the Assets from W&T, among numerous other oil and gas properties, pursuant to the W&TlBlack Elk PSA and in connection with such acquisition, Seller and W&T executed a certain Non-Operated Escrow Agreement dated October 29, 2009 (the "Non Operated Escrow") with Capital One, N.A. as escrow agent in order to secure all of Seller's P&A Obligations with respect to certain Assets that constituted Non-Operated Properties pursuant to the W&TIBlack Elk PSA. Seller has partially completed its obligation to fund the account established pursuant to the Non-Operated Escrow and retains the obligation to continue funding in connection with the terms thereof.

Seller and Purchaser agree that each of the W&TIBlack Elk PSA and the Non-Operated Escrow (i) is an Excluded Contract and Purchaser shall assume no obligations to W&T with respect to the W&T/Black Elk PSA or the Non-Operated Escrow. Seller and Purchaser further agree that subject to the terms and conditions of the Non-Operated Escrow, Purchaser shall not be entitled to any funds now or hereafter held in applicable escrow account established pursuant to the Non-Operated Escrow.

Notwithstanding the above, in order to facilitate the ability of Seller to receive funds held in the escrow account established pursuant to the Non-Operated Escrow, to the extent P&A Obligations are performed and completed on the Assets acquired by Seller or its Affiliates from W&T, Purchaser will provide Seller on or before January 1 and July 1 of each year, (i) a schedule indicating all P&A Obligations performed in the prior six-month period, (ii) a copy of the Final Site Clearance Report, if any, submitted to the BOEM or BSEE with respect to platform, conductor removal, and pipeline abandonment, or (iii) the End of Well Report, if any, submitted to the BOEM with respect to each abandoned well, as applicable, together with final daily operations reports showing completion of operations from the contractor performing such work. Further, if required by W&T, Purchaser shall provide W&T with an agreement which

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provides: (i) in the event any Governmental Body (including without limitation the BOEM or BSEE) makes demand on W&T to perform any of the P&A Obligations, Purchaser shall indemnify W&T from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by W&T, directly or indirectly, to the extent resulting from, arising out of, or relating to the P&A Obligations, (ii) Purchaser assumes the obligations under Section 7.09 of the W&T/Black Elk PSA with respect to those identified prospects covering the Assets acquired by Purchaser, and (iii) Purchaser agrees to furnish a guarantee by Purchaser's parent entity of all obligations of Purchaser under this Section 12.21 and any agreement executed between W&T and Purchaser with regard to such P&A Obligations.

Section 12.22 Nippon Replacement Bond.

Reference is hereby made for all purposes to that certain Purchase and Sale Agreement, dated August 5, 2010, executed by and between Nippon Oil Exploration U.S.A. Limited, now known as IX Nippon Oil Exploration (U.S.A.) Limited ("Nippon"), as seller, and Black Elk Energy Offshore Operations, LLC, as buyer, as amended ("Nippon/Black Elk PSA"). Seller acquired certain of the Assets from Nippon, among numerous other oil and gas properties, pursuant to the Nippon/Black Elk PSA and in connection with such acquisition, Seller delivered to Nippon Bond Nos. (1) K08024807 executed by Seller, as Principal, Westchester Fire Insurance Company, as Surety, and Nippon, as Obligee, providing for the penal sum of $975,000, and (2) K08024881, executed by Seller, as Principal, Westchester Fire Insurance Company, as Surety, and Nippon, as Obligee, providing for the penal sum of $756,000, in order to secure all of Seller's P&A Obligations with respect to the Assets (collectively, the "Nippon Seller Bonds").

In order that Nippon will grant an unconditional release of the Nippon Seller Bonds as expressly provided for therein, within sixty (60) days after the Closing, Purchaser will make arrangements necessary in order to obtain a replacement performance bond (or such other financial security as agreed by Nippon and Purchaser) in favor of Nippon, as obligee, pursuant and subject to the specific terms and provisions set forth in the Nippon Seller Bonds, and providing for a penal sum in an amount that is up to but does not exceed $3,558,598.00 being $1,189,719.00 applicable to Grand Isle Block 110 (OCS-G 13943), $846,924.00 applicable to Viosca Knoll Block 824 (OCS-G 15436) and $1,521,955.00 applicable to West Delta Block 12 (OCS-G 13645) (the "Nippon Replacement Bond"). In this connection, Seller and Purchaser agree to work cooperatively with Nippon (i) in order to facilitate the substitution of the Nippon Replacement Bond (or such other financial security as agreed by Nippon and Purchaser) for the Nippon Seller Bond. Seller and Purchaser agree that the Nippon/Black Elk PSA (i) is an Excluded Contract and Purchaser shall assume no obligations to Nippon with respect thereto; provided, however, to the extent required by Nippon, Purchaser shall enter into a mutually acceptable written agreement with Nippon which acknowledges (x) Purchaser's assumption of Seller's P&A Obligations with respect to the Assets acquired by Purchaser and (y) Purchaser's agreement to comply with those obligations as set forth in Section 6.4 of the Nippon/Black Elk PSA to (1) obtain future P&A Reports (as defined in the Nippon/Black Elk PSA) or (2) provide future Seller Bonds and/or Supplemental Bonds (each as defined in the Nippon/Black Elk PSA), with respect to those Assets acquired by Purchaser; and provided, further, that if required by Nippon or any bonding company, Purchaser shall furnish a guarantee by Fieldwood of all obligations of Purchaser under this Section 12.22.

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Section 12.23 Merit.

Reference is hereby made for all purposes to that certain Purchase and Sale Agreement, dated March 17, 2011, as amended, executed by and between Merit Management Partners I, L.P. et al (collectively, "Merit") as seller, and Black Elk Energy Offshore Operations, LLC, as buyer ("Merit/Black Elk PSA"). Seller acquired certain of the Assets from Merit, among numerous other oil and gas properties, pursuant to the Merit/Black Elk PSA and in connection with such acquisition, Seller and Merit executed a certain Escrow Agreement (the "Merit Escrow") with Capital One, N.A. in order to secure all of Seller's P&A obligations with respect to the assets acquired pursuant to the Merit/Black Elk PSA. Seller has partially completed its obligation to fund the account established pursuant to the Merit Escrow and retains the obligation to continue funding until all obligations are completed. Seller has calculated that $2,618,888.00 of the funds that are, or will be, deposited in the Merit Escrow, relate to the Assets.

Seller and Purchaser agree that each of the Merit/Black Elk PSA and the Merit Escrow (i) is an Excluded Contract and Purchaser shall assume no obligations to Merit with respect to the Merit/Black Elk PSA or the Merit Escrow. Seller and Purchaser further agree that subject to the terms and conditions of the Merit Escrow, Purchaser shall not be entitled to any funds now or hereinafter held in the account established pursuant to the Merit Escrow. Notwithstanding the above, in order to facilitate the ability of Seller to receive funds held in the Merit Escrow, to the extent P&A Obligations are performed and completed on the Assets acquired by Seller or its Affiliates from Merit, Purchaser will provide Seller on or before January 1 and July 1 of each year, (i) a schedule indicating all P&A Obligations performed in the prior six-month period, (ii) a copy of the Final Site Clearance Report, if any, submitted to the BOEM or BSEE with respect to platform, conductor removal, and pipeline abandonment, or (iii) the End of Well Report, if any, submitted to the BOEM with respect to each abandoned well, as applicable, together with final daily operations reports showing completion of operations from the contractor performing such work.

Section 12.24 Stone.

Reference is hereby made for all purposes to that certain Asset Sale Agreement, dated December 21, 2007, executed by and between Stone Energy Corporation ("Stone"), as seller, and Black Elk Energy Offshore Operations, LLC, as buyer, as amended ("StonelBlack Elk ASA"). Seller acquired certain of the Assets from Stone, among numerous other oil and gas properties, pursuant to the Stone/Black Elk ASA and in connection with such acquisition, Seller delivered to Stone Bond No. SUR0002550, executed by Seller, as Principal, Argonaut Insurance Company, as Surety, and Stone, as Obligee, providing for the penal sum of $2,200,000.00, in order to secure all of Seller's P&A Obligations with respect to the Assets ("Stone Seller Bond"). Purchaser has advised Seller that Stone has agreed to release the Stone Seller Bond and not require Purchaser to issue a replacement bond in its place. Within thirty (30) days after the Closing, Seller and Purchaser will work diligently to obtain from Stone an unconditional release of the Stone Seller Bond. If required by Stone, Purchaser shall furnish either a replacement bond for the penal sum of $2,200,000.00 or a guarantee by Fieldwood of all obligations of Purchaser under this Section 12.24.

Section 12.25 Apache Replacement Bond.

Execution Version

Reference is made to those certain bonds that Seller furnished to Apache Corporation ("Apache") (1) SurOOI9135 executed by Seller, as Principal, Argonaut Insurance Company, as Surety, and Apache, as Obligee, providing for the penal sum of $3,981,649.68, (the "Argonaut Bond" and (2) SU02014 executed by Seller, as Principal, Aspen Insurance Company, as Surety, and Apache, as Obligee, providing for the penal sum of $26,714,118.28, (the "Aspen Bond" and collectively with the Argonaut Bond, the "Apache Bonds").

Within thirty (30) days after the Closing, Purchaser and Seller will make arrangements necessary in order to obtain an agreement (or replacement bonds as necessary) whereby the Argonaut Bond is reduced by the amount of $2,608,796.39 ($600,239.97 attributable to Galveston Area, Block 210 and $2,008,556.42 attributable to High Island Block 340). Further, within thirty (30) days after the Closing, Purchaser and Seller will make arrangements necessary in order to obtain an agreement (or replacement bonds as necessary whereby the Aspen Bond is reduced by the amount of $4,611,868.58 ($4,031,839.58 attributable to South Timbalier Block 53 and $580,029.00 attributable to North Padre Blocks 883/899). In this connection, Seller and Purchaser agree to work cooperatively with Apache to (i) facilitate the substitution of the Purchaser as Principal under the Apache Bonds and (ii) reduce the Apache Bonds by a total amount equal to $7,220,664.97. If required by Apache Purchaser shall furnish a guarantee by Fieldwood of all obligations of Purchaser under this Section 12.25.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

Execution Version

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

SELLER:
BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

PURCHASER:
SANDRIDGE ENERGY OFFSHORE, LLC